EXHIBIT 11


                                Auditors' Consent



The Board of Trustees of
         The Flex-funds, Mutual Fund Portfolio,
         Growth Stock Portfolio, Bond Portfolio
         and Money Market Portfolio:

We consent to the use of our reports included herein dated January 31, 1997 on the financial statements of The Flex-funds (comprising The Muirfield, Growth, U.S. Government Bond and Money Market Funds), Mutual Fund Portfolio, Growth Stock Portfolio, Bond Portfolio and Money Market Portfolio as of December 31, 1996 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in each prospectus and "Auditor" in the Statement of Additional Information.

                                            KPMG Peat Marwick LLP




Columbus, Ohio
April 30, 1997